As filed with the Securities and Exchange Commission on July 30, 1998.
                                                      Registration No. 333-50557


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                                   ----------

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                   ----------
                               ANGEION CORPORATION
             (Exact name of registrant as specified in its charter)

           MINNESOTA                                   41-1579150
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)
                                  -------------
                              7601 NORTHLAND DRIVE
                        MINNEAPOLIS, MINNESOTA 55428-1088
                                 (612) 315-2000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                   ----------
                               WHITNEY A. MCFARLIN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              7601 NORTHLAND DRIVE
                        MINNEAPOLIS, MINNESOTA 55428-1088
                                 (612) 315-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------

                                   Copies to:
     Gavin B. Grover, Esq.                        Thomas C. Thomas, Esq.
   Morrison & Foerster LLP                   Oppenheimer Wolff & Donnelly LLP
       425 Market Street                 3400 Plaza VII, 45 South Seventh Street
San Francisco, California 94105                Minneapolis, Minnesota 55402
        (415) 268-7000                               (612) 607-7000

                                 ---------------
        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.
                                 ---------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                                 ---------------

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 30, 1998


PROSPECTUS

                               ANGEION CORPORATION

              $22,150,000 7 1/2% SENIOR CONVERTIBLE NOTES DUE 2003

                        8,737,661 SHARES OF COMMON STOCK
                             -----------------------


            This Prospectus relates to (a) $22,150,000 principal amount of 7 1/2% Senior Convertible Notes due 2003 (the "Notes") (b) 7,258,487 shares of the common stock, par value $0.01 per share (the "Common Stock"), of Angeion Corporation (the "Company") issuable upon conversion of the Notes (collectively, the "Conversion Shares"); (c) 362,924 shares of Common Stock issuable upon exercise of the Placement Agent Warrants (as defined below) (the "Placement Agent Shares"); (d) 25,000 currently outstanding shares of Common Stock (collectively, the "Perpetual Growth Shares"); (e) up to 1,091,250 shares of Common Stock issuable upon the exercise of the RGC Warrant (as defined below) (collectively, the "RGC Warrant Shares"); and (f) such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Notes and exercise of the Placement Agent Warrants and the RGC Warrant as a result of adjustment to the conversion price, number of shares (in the case of the Placement Agent Warrants and the RGC Warrant) and exercise price, respectively (collectively, the "Additional Shares"). The Perpetual Growth Shares, RGC Warrant Shares and all related Additional Shares are hereafter referred to collectively as the "RGC Shares". The Conversion Shares, the Placement Agent Shares and the RGC Shares, when referenced collectively, are hereafter referred to as the "Shares" and together with the Notes as the "Securities."

         The Notes and the Placement Agent Warrants were issued and sold in connection with the Company's April 1998 private placement in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) of the Securities Act to persons each of which was reasonably believed by the Company to be an institution that is an "accredited investor" (as such term is defined in Rule 501(a) under the Securities Act) and are thus "restricted securities" under the Securities Act. This Prospectus has been prepared, in part, for the purpose of registering the Notes, the Conversion Shares and the Placement Agent Shares under the Securities Act to allow for future sales by the applicable selling securityholders (the "Selling Convertible Securityholders", with the RGC Selling Securityholders (as defined herein), collectively, the "Selling Securityholders") to the public without restriction. The Selling Securityholders have advised the Company that sales of the Shares offered hereunder by them or by their respective pledgees, donees, transferees or other successors in interest, may be made from time to time on the NASDAQ National Market, in the over-the-counter market, in ordinary brokerage transactions, in negotiated transactions, through the writing of options on the sales, short sales, or otherwise, at market prices prevailing at the time of the sale or at negotiated prices and sales of the Notes offered hereunder by them or by their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more privately-negotiated transactions (which may involve block transactions). See "Plan of Distribution - RGC," "-Notes" and "- Placement Agent Shares."

            The Notes are convertible into Common Stock at any time prior to maturity, unless previously redeemed, at a conversion price of $3.0516 per share, subject to adjustment in certain events (the "Conversion Price"). See "Description of Securities To Be Registered - Notes - Conversion."


            The Notes do not provide for a sinking fund. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 14, 2001 at 100% of the principal amount thereof, together with accrued and unpaid interest. The Notes are redeemable at the option of the holders upon a Designated Event (as defined herein) at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, subject to certain restrictions and conditions. See "Description of Securities To Be Registered - Notes - Repurchase at the Option of Holders."

            The Notes are senior unsecured obligations of the Company and are subordinated to all present and future Indebtedness (as defined herein) of the Company and are effectively subordinated to all indebtedness and other liabilities of the subsidiaries of the Company. As of December 31, 1997, the Company and its Subsidiaries had approximately $3,132,606 of indebtedness. The Indenture (as defined herein) prohibits the Company and its subsidiaries from incurring Secured Funded Indebtedness (as defined herein). See "Description of Securities To Be Registered - Notes."


            The Outstanding Shares and the RGC Warrant were issued and sold in connection with the Company's March 1998 bridge financing in transactions exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act under the Securities Act, to persons each of which was reasonably believed by the Company to be an "accredited investor" (as such term is defined in Rule 501(a) under the Securities Act) and are thus "restricted securities" under the Securities Act. This Prospectus has been prepared, in part, for the purpose of registering the RGC Shares under the Securities Act to allow for future sales by the applicable Selling Securityholders (the "RGC Selling Securityholders") to the public without restriction.

            The Securities are being registered to permit public secondary trading by the holders thereof from time to time after the date of the Prospectus of (a) the Notes, (b) the Conversion Shares, (c) the Placement Agent Shares, (d) the RGC Shares, (e) the Perpetual Growth Shares and (f) any related Additional Shares.


            Any of the Selling Securityholders and any broker-dealers or other persons acting on their behalf in connection with the sale of Common Stock or Notes hereunder may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions received by the Selling Securityholders and any profit realized by them on the resale of the Securities as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any of the Selling Securityholders.

            The Company will not receive any part of the proceeds of any sales of the Securities pursuant to this Prospectus. Pursuant to the terms of written agreements between the Company and the Selling Securityholders, the Company will pay all the expenses of registering the Securities, except for selling expenses incurred by the Selling Securityholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Securityholders. In addition, these agreements provide for certain other usual and customary terms, including indemnification by the Company of the Selling Securityholders against certain liabilities arising under the Securities Act.

            THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.


            The Company's Common Stock is traded on the NASDAQ National Market under the symbol "ANGN". On July 27, 1998, the last sale price of the Common Stock on the NASDAQ National Market was $2.81 per share; the average of the high and low prices on July 27, 1998 was $2.75 per share.


                             -----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

              THE DATE OF THIS PROSPECTUS IS ______________, 1998.

            PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, OWNERSHIP AND DISPOSITION OF THE SECURITIES, INCLUDING THE CONVERSION OF THE NOTES, IF APPLICABLE, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

            No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.


            The Prospectus constitutes part of a Registration Statement on Form S-3 (herein, together with all amendments, schedules and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the Commission. Copies of the Registration Statement and the exhibits are on file with the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the offices of the Commission set forth above. For further information, reference is made to the Registration Statement and its exhibits.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


            The following documents filed with the Commission by the Company (File No. 0-17019) are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the year ended July 31, 1997; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended October 31, 1997 and March 31, 1998; (3) the Company's Transition Report for the five-month transition period ended December 31, 1997; (4) the Company's Current Reports on Form 8-K, dated April 20, 1998 and July 28, 1998; (5) all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since July 31,

1997; (6) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A and any amendments or reports filed for the purpose of updating such description; and (7) the description of the Company's Series B Junior Preferred Stock and rights to purchase Series B Junior Preferred Stock contained in its Registration Statement on Form 8-A and any amendments or reports filed for the purpose of updating such description.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


            The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which are incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Angeion Corporation, 7601 Northland Drive, Minneapolis, Minnesota 55428-1088,
Attention: Peg O. Norris, Corporate Controller and Principal Accounting Officer; telephone number (612) 315-2000.

                                   THE COMPANY

GENERAL

            The Company designs, develops, manufactures and markets products that treat irregular heartbeats (arrhythmias). The Company has developed what it believes are among the smallest and most technologically advanced implantable cardioverter defibrillators ("ICDs") in clinical studies or approved for market sales today. ICDs are designed to treat arrhythmias of the heart which are characterized by abnormally rapid heartbeats in the ventricular (or lower) chambers of the heart, a condition known as ventricular tachycardia ("VT"), and a severe form of VT known as ventricular fibrillation ("VF"), which if not terminated will lead to sudden cardiac death ("SCD"). ICDs are electronic devices that are implanted within the body and are connected to the heart with defibrillator leads. These devices monitor the patient's heartbeat and, in the event of VT or VF, deliver an electrical shock to restore the heartbeat to normal rhythm.

            The Company is also developing a radio frequency ("RF") catheter ablation system that it believes offers a potential cure for certain forms of atrial arrhythmias (rapid heartbeats originating in the upper chambers of the heart) and a laser catheter ablation system that it believes offers a potential cure for certain forms of VT.

            The Company was incorporated in Minnesota in May 1986. The Company's principal executive offices are located at 7601 Northland Drive, Minneapolis, Minnesota 55428-1088, and its telephone number at that location is (612) 315-2000.

RECENT DEVELOPMENTS


RGC BRIDGE LOAN

            On March 11, 1998, the Company borrowed $5 million (the "RGC Bridge Loan") from RGC International Investors, LDC ("RGC") pursuant to a Convertible Senior Note (the "Note"), which Note was repaid by the Company on April 16, 1998.

            In connection with the RGC Bridge Loan, the Company issued three warrants to purchase an aggregate amount of 970,000 shares of Common Stock at an exercise price equal to the lower of (a) $3.86, or (b) 125% of the average of the closing bid prices of the Common Stock over the five trading days ending on June 9, 1998. Upon the repayment of the Note, warrants for an aggregate amount of

243,500 shares of Common Stock were cancelled. The remaining warrant for 727,500 shares of Common Stock (the "RGC Warrant") is exercisable until March 11, 2003 and the exercise price for the RGC Warrant has been reset to $2.992 per share.

            In connection with the RGC Bridge Loan, the Company entered into an agreement with Perpetual Growth Advisors ("PGA") dated as of March 11, 1998 pursuant to which the Company issued to PGA the 25,000 Perpetual Growth Shares in consideration for services rendered with respect to such transaction. The Company has agreed pursuant to such agreement to register for resale all of such Perpetual Growth Shares under the Securities Act on the same terms provided to RGC in the registration rights agreement between the Company and RGC (the "RGC Registration Rights Agreement.").

            In connection with the RGC Bridge Loan, the Company has agreed to register under the Securities Act no less than one and one half times the sum of the number of shares of Common Stock currently issuable upon exercise of the RGC Warrant, without regard to any limitation on the RGC's ability to exercise the RGC Warrant. All of the RGC Shares, excluding the Perpetual Growth Shares, have been registered hereunder pursuant to the RGC Registration Rights Agreement.


OFFERING OF THE NOTES

            On April 14, 1998, the Company completed a private placement whereby the Company issued the Notes pursuant to an indenture (the "Indenture") between the Company and U.S. Bank National Association, as trustee (the "Trustee"). For a description of the Notes, see "Description of Securities To Be Registered - Notes."

PLACEMENT AGENT WARRANTS

            In connection with the offering of the Notes, HSBC Securities, Inc. and Prudential Securities Incorporated (collectively, the "Placement Agents"), each an investment banking firm, acted as placement agents for the Company in connection with the private placement of the Notes. In connection therewith, the Company agreed, among other things, to deliver warrants to purchase 181,462 shares of Common Stock to each of the Placement Agents at an initial exercise price of $2.90625 per share. The exercise price shall be reduced on a specified date to equal the lower of (a) the previously applicable exercise price or (b) the Market Price (as defined in the Indenture) for the Company's Common Stock on a specified date; provided, however, that in no event shall the exercise price be reduced to less than $1.5258.


                                  RISK FACTORS

            PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE SECURITIES. THIS PROSPECTUS CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY, ITS DIRECTORS OR ITS OFFICERS PRIMARILY WITH RESPECT TO THE FUTURE OPERATING PERFORMANCE OF THE COMPANY. PROSPECTIVE PURCHASERS OF THE SECURITIES ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. THE ACCOMPANYING INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE INFORMATION SET FORTH BELOW, IDENTIFIES IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES. SEE "- FORWARD-LOOKING STATEMENTS."

CONTINUING OPERATING LOSSES; PROFITABILITY UNCERTAIN; FLUCTUATIONS IN OPERATING RESULTS.

            The Company has incurred net operating losses from continuing operations in each year since its inception in 1986, due primarily to costs incurred in the research and development of the Company's products. The Company has had minimal revenue since the sale of its Angeion Medical Products division in September 1992. The Company expects to incur additional operating losses over the next few years as the Company continues to fund research and development (including clinical trials) relating to its ICDs and catheter ablation systems and invests in building its manufacturing and marketing capabilities. The Company's ability to achieve profitability is dependent, in part, upon obtaining regulatory approvals for its products and developing the capacity to manufacture and sell its products successfully. There can be no assurance that the Company will obtain the required regulatory approvals on a timely basis, if at all, or that the Company will successfully develop, commercialize, manufacture and market its products, or achieve profitability. In addition, the Company's results of operations may fluctuate significantly from quarter to quarter depending upon a number of factors, including the availability of third party reimbursement, the timing of regulatory approvals, the progress of product development and clinical trials, the extent to which the Company's products gain market acceptance, as well as the level of marketing and manufacturing costs required for the sale of the Company's products and the extent of competition in the Company's markets.

LACK OF PMA APPROVAL; LIMITED CLINICAL REVENUES; COMPLIANCE WITH GOVERNMENT REGULATIONS

            The Company's products are all classified as medical devices by the Food, Drug and Cosmetic Act (the "FDC Act"), and as such, are subject to regulation and supervision by the FDA, and to regulation by foreign governmental authorities. Medical devices are also subject to ongoing controls and regulations under the FDC Act, including registration by the manufacturer, compliance with established manufacturing practices, device tracking, record-keeping, advertising, labeling, packaging and compliance to standards. Comparable agencies in certain states and foreign countries also regulate the Company's activities. The process of complying with such regulations with respect to new products can be costly and time-consuming. FDA requirements for both the Company's ICD and catheter ablation products require obtaining formal FDA pre-market approval ("PMA approval"). The first stage of obtaining formal FDA PMA approval is submission of an application for an Investigational Device Exemption ("IDE"). The IDE permits clinical evaluations of products on human subjects under controlled experimental conditions by designated qualified medical institutions. To obtain an IDE, approval of the investigational plan for the applicable system is required from the institutional review board within each participating medical institution as well as from the FDA. The second stage of formal FDA PMA approval is the PMA approval application. The PMA approval application, which is submitted after extensive clinical evaluations are completed under an IDE, is a comprehensive report of all data and information obtained by the applicant throughout the product's development and testing. The FDA will grant a PMA approval if it finds that the safety and effectiveness of the product have been sufficiently demonstrated and that the product complies with all applicable regulations and standards. The FDA may require further clinical evaluation of the product, terminate the clinical studies, grant a PMA approval but restrict the number of devices distributed, or require additional patient follow-up for an indefinite period of time. Approval of the Company's PMA approval applications for its ICDs and its catheter ablation systems will depend on a wide variety of factors, many of which are outside the Company's control. Although the Company has been successfully inspected with respect to its old facilities for compliance of its operations with the FDA's current Good Manufacturing Practices ("GMP"), final approval will require an inspection by the FDA to determine whether the Company's operations at its new facilities conform with the FDA's current GMP, which is necessary to market the Company's products commercially in the U.S. Although the Company filed a PMA approval application for its SENTINEL 2000 Model and SENTINEL 2010 Model ICDs in June 1997, and has received an IDE for its SENTINEL 2010 Model and AngeCool radio frequency ("RF") catheter ablation systems in April 1997, and an IDE for the 2020 Model in February 1998, there can be no assurance that the Company will be successful in obtaining PMA approval for any of its products in a timely manner, or at all, which is necessary to market the Company's products commercially in the U.S. The Company has in the past experienced delays related to the development, testing, marketing and government approval of its products. For example, in November 1997, the Company announced a revision to its clinical trial protocol of its SENTINEL 2000 Model and SENTINEL 2010 Model ICDs and a temporary suspension of implants due to a component issue. The Company has since incorporated a new ceramic capacitor to replace the component at issue and received FDA approval in January 1998 to resume clinical implants of the revised design of the SENTINEL 2000 Model and SENTINEL 2010 Model ICDs. Delays in obtaining marketing approvals and clearances in the U.S. or recalls related to the Company's products could have material adverse effects on the Company and its operations. The Company is also subject to certain FDA regulations governing defective products and complaints about its products. The Company's products are subject to recall at any time by the FDA or the Company if it appears that use of the products could result in unwarranted health risks. The FDA has authority to inspect the Company's facilities to ensure compliance with the FDC Act and regulations thereunder. Failure to comply with these regulations could have a material adverse effect on the Company's business, financial condition and results of operations. Further, the FDA regulates the export of medical devices that have not been approved or cleared for marketing in the United States. The Company expects to export products directly to the European Union ("EU"), under the provisions of the FDA Export Reform and Enhancement Act of 1996. In certain instances, however, the Company may need to apply for export approval from the FDA.

            Until the Company receives PMA approval, the Company will be subject to FDA-imposed limitations on the number of ICD implants and catheter ablation procedures that may be performed as well as the number and location of clinical sites at which implants and procedures may be performed. As the Company approaches these limitations, it would be required to apply to the FDA for approval of additional clinical implants and procedures, but there can be no assurance that such approval will be received on a timely basis, if at all. Should it reach the limits authorized by the FDA, the Company would be unable to sell additional ICDs or conduct additional catheter ablation procedures in the U.S. until such time as PMA approval is granted, if at all, or until such time as approval for additional clinical implants or procedures is obtained. The timing of both the IDE and PMA approval review processes is unpredictable and uncertain, and the failure to obtain the necessary approvals on a timely basis would have a material adverse effect on the Company's business, financial condition and results of operations.


            Many foreign countries have similar regulatory requirements concerning the marketing of new medical devices. In January 1995, the AIMDD (as defined) was fully implemented in the EU, which is intended to make EU regulatory requirements more consistent. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval and requirements for licensing may differ from FDA requirements. Under AIMDD, the Company is subject to "prior notice" of intent to conduct clinical studies in the EU. This process, similar to the FDA IDE process, requires regulatory documents and test information to be submitted to the governmental agency of each country in which the Company intends to conduct clinical studies. In order to commence commercial marketing of its products in the EU and the European Free Trade Association, the Company is required to file for a CE Mark approval. Although the Company has obtained a CE Mark for the SENTINEL 2000, 2010, 2011, 2012, 2020, 2021 and 2022 Series Model ICDs that allows the Company to commence marketing of these products in countries that are members of the EU and the European Free Trade Association, subject to limited regulations in certain countries, there can be no assurance that the Company will be successful in obtaining CE Mark approval for any other products on a timely basis if at all, and any failure to receive or delay in receiving CE Mark approval could have a material adverse effect on the Company's business, financial condition and results of operations

NEED FOR ADDITIONAL FINANCING


            The Company will need additional financing for a number of uses, including: progress with clinical trials; time and costs involved in obtaining regulatory approvals; costs involved in filing, prosecuting and enforcing patents or defending against patent infringement claims; competing with technological and market developments; costs of manufacturing and marketing scale-up; and potential acquisitions of technologies or products. There can be no assurance that such additional financing would be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish certain rights to certain of its technology, product candidates or products that the Company would not otherwise relinquish, and the failure to obtain any such additional financing would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that Synthelabo's commitment to make an additional investment of up to $15 million will be met. See "Risk Factors - Uncertainty of Additional Investment by Synthelabo."


UNCERTAINTY OF ADDITIONAL INVESTMENT BY SYNTHELABO; LIMITED MARKETING AND SALES RESOURCES OF ANGELLAN; DEPENDENCE UPON STRATEGIC RELATIONSHIPS

            Pursuant to the Amended and Restated Investment and Restated Investment and Master Strategic Relationship Agreement ("Investment Agreement") with Synthelabo, a French health care company ("Synthelabo"), Synthelabo has agreed to purchase additional shares of Common Stock for a total additional investment of up to $15 million in the event that certain regulatory product development milestones are met. There can be no assurance that such milestones will be met or, even if they are met, that Synthelabo will fund these investments in a timely manner, if at all. In addition, pursuant to the Manufacturing and Supply Agreements with ELA Medical, S.A., a subsidiary of Synthelabo ("ELA Medical") and Angellan Medical Systems, LLC, ("Angellan"), a U.S.-based joint venture company formed by the Company and ELA Medical, Inc., another subsidiary of Synthelabo, which were entered into in connection with the Investment Agreement with Synthelabo, the Company has committed to certain obligations with respect to the exclusivity of marketing of its ICD products in certain territories. In the event that such arrangements are not successful, the Company may be restricted in its ability to enter into alternative marketing arrangements during the term of these agreements. Although these agreements obligate ELA Medical and Angellan to use their best efforts to market and promote the ICD products of the Company, there can be no assurance that such efforts will be put forth or will be successful. These agreements also provide for transfer prices to be established for future ICD and related products based upon good faith negotiations between the parties. There can be no assurance that such transfer prices would be sufficient to allow the Company to operate profitably. While there are certain minimum purchase obligations to maintain exclusivity in the case of the Manufacturing and Supply Agreement with ELA Medical, there can be no assurance that these minimum obligations will be adequate or will be achieved. With respect to the Angellan joint venture, while there are obligations for both the Company and ELA Medical to fund this joint venture and to cooperate in the control of this joint venture, there can be no assurance that such funding will occur or will be adequate, or that the joint venture will able to operate successfully in the event of an unresolved dispute between its owners. Any significant problems pursuant to the agreements with Synthelabo or ELA Medical could have a material adverse effect upon the Company's business, financial condition and results of operations.

            The Company expects that the majority of its sales will be made pursuant to manufacturing and supply agreements that the Company has entered into with (i) Angellan, the joint venture which has been granted exclusive rights to have ICD and certain other products manufactured by the Company for sale in the U.S., and (ii) ELA Medical which has been granted exclusive rights to have ICD and certain other products manufactured by the Company for sale in certain territories. The Company's ability to sell its products successfully will depend substantially on the marketing capabilities of ELA Medical and Angellan. In recent years there has been significant consolidation among medical device suppliers as the major suppliers have attempted to broaden their product lines in order to respond to cost pressures from health care providers. This consolidation has made it increasingly difficult for smaller suppliers, such as the Company, to effectively distribute their products without a relationship with one or more of the major suppliers. The sales and marketing organizations of ELA Medical and those of Angellan are substantially smaller than the sales and marketing organizations of certain of the Company's competitors and there can be no assurance that these organizations will be able to compete effectively with the Company's larger competitors.

            It is the objective of the strategic relationship with ELA Medical to allow both ELA Medical and Angellan to market an array of products in the field of cardiac rhythm management in order to compete effectively with these larger competitors. There can be no assurance that this objective will be met, or that ELA Medical will have competitive and timely bradycardia pacemakers and other related products to meet this objective. In addition, as Angellan is a joint venture, there can be no assurance that Angellan will be in a position to accomplish the marketing and sales objectives intended by the Company.

ISSUANCE OF ADDITIONAL SHARES AND WARRANTS TO SYNTHELABO

            The Investment Agreement with Synthelabo provides that, if the Company issues and sells additional shares of its Common Stock (or securities convertible thereinto) during a specified period after the initial $15 million investment installment (the "Initial Installment") at a price that is less than a specified price per share (the "Initial Reference Price"), then the Company would be required to issue to Synthelabo a number of additional shares of its Common Stock as anti-dilution protection equal to the product of the 2,251,408 shares multiplied by an amount equal to (A) a fraction (x) the numerator of which shall be the number of shares of Common Stock (or securities convertible thereinto including securities pursuant to such sale) outstanding immediately after the issuance of such offering and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to issuance of such offering plus the number of shares of Common Stock which the aggregate consideration received for issuance of such offering would purchase at the Initial Reference Price, minus (B) one. The Company will issue additional shares to Synthelabo in connection with the Company's recent financing involving the sale of the Notes. Depending on the structure of the Company's future financings, the Company may be required to issue to Synthelabo additional Common Stock to satisfy the anti-dilution provision, resulting in dilution to holders of Common Stock. A comparable adjustment to the exercise price and number of the warrants held by Synthelabo may also be required.

            The Investment Agreement also provides that if the average closing price over a specified period for the Company's Common Stock is less than $5.125 per share during a predetermined reset period after the Initial Installment, the Company shall issue to Synthelabo an additional number of shares of Common Stock (the "Supplemental Shares") equal to: (A) $5.125 divided by a predetermined formula price that involves a premium to the market price for the Common Stock at the time (the "Market Formula Price") and multiplied by 2,251,408 minus (B) 2,251,408 and further minus (C) the number of additional shares of Common Stock, if any, previously issued under anti-dilution provisions described in the preceding paragraph. The Company shall also issue to Synthelabo additional warrants to purchase Common Stock in an amount equal to sixty percent of the number of Supplemental Shares (the "Supplemental

Warrants"), with such Supplemental Warrants to have an exercise price equal to the Market Formula Price, to be exercisable at any time prior to expiration of the Initial Installment Warrants. Further, if Supplemental Warrants are issued, the exercise price and number of the Initial Installment Warrants will be reset based upon the exercise price of such Supplemental Warrants. To the extent that the average closing price over a specified period of the Common Stock during the predetermined reset period is less than $5.125 per share, the Company may be required to issue to Synthelabo additional shares of Common Stock to satisfy the pricing provision, resulting in dilution to holders of Common Stock. A comparable issuance of additional warrants and an adjustment to the exercise price of the warrants held by Synthelabo would also be required.

            The Investment Agreement also provides that Synthelabo shall invest up to $15 million (in subsequent installments of $5 million each, each a "Subsequent Installment") upon the achievement of certain regulatory product milestones. For each such Subsequent Installment, the Company would issue Common Stock at a price (the "Applicable Price") equal to a premium to the then current market price of the Common Stock. In connection with each Subsequent Installment of Common Stock purchased. Synthelabo will also receive warrants to purchase a number of shares of Common Stock equal to 60% of the number of shares of Common Stock acquired in such installment with an exercise price equal to the Applicable Price for such installment. Although the Company will receive compensation for Common Stock purchased at each Subsequent Installment, the total number of shares of Common Stock to be issued by the Company to Synthelabo is dependent upon the Applicable Price, and in the event that the Applicable Price for one or more of the Subsequent Installments is below $5.125 per share, the total number of shares of Common Stock and warrants issued by the Company for such Subsequent Installments could be greater than the number of shares of Common Stock and warrants purchased by Synthelabo in the Initial Installment.

IMPACT OF COMPETITION

            Competition in the ICD market is intense. Although the Company's ICDs also compete with alternative treatments such as drug therapy, open heart surgery and catheter ablation, the Company believes that ICD manufacturers currently constitute its primary competition. Four companies (Medtronic, Inc. ("Medtronic"), Cardiac Pacemakers, Inc. ("CPI"), a division of Guidant Corporation ("Guidant"), Sulzer Intermedics, Inc. ("Intermedics"), a wholly-owned subsidiary of Sulzer Medica, and Ventritex, Inc. ("Ventritex"), a wholly-owned subsidiary of St. Jude Medical. Inc. ("St. Jude Medical")) have obtained PMA Approval for products in the ICD market and currently control virtually all of the U.S. market. Furthermore, each of these companies has greater financial, manufacturing, marketing, distribution and technical resources and greater name recognition than the Company.

            The Company believes, based upon industry analyses and attendance by management at industry meetings, that its product pipeline of ICDs offers the smallest and most technologically advanced ICDs currently either in clinical studies or market approved. Competitors of the Company, however, many of whom have greater financial and technical resources than the Company, are developing and conducting human clinical studies of ICDs with certain comparable features.

            Any ICD product developed by the Company that gains regulatory approval will have to compete for market acceptance and market share. The timing of market introduction of competitive products could adversely affect the competitiveness of the Company's products. Accordingly, the relative speed with which the Company can develop ICD products, complete clinical testing and the regulatory approval process and supply commercial quantities of the product to the market are expected to be important competitive factors. The Company expects that competition in the ICD market will be based on many factors, including device size and weight, longevity, ease of programmability, ability to provide diagnostic capability, product reliability, new therapies, physician familiarity with the device, patent protection, sales and marketing capability, third-party reimbursement policies, reputation and price. There can be no assurance that FDA approval will be obtained for the Company's ICDs, that competitors will not introduce new products with similar features or that the market will accept the Company's ICDs.


            Although catheter ablation offers a potential cure, rather than a treatment, of VT, catheter ablation technologies must nonetheless compete with drug therapy, open heart surgery and ICDs. A number of companies, certain of which have significantly greater resources than the Company, have developed RF catheter ablation devices to treat supraventricular tachycardia ("SVT"). There can be no assurance that competitors of the Company will not be able to develop and introduce cardiac ablation systems more quickly than the Company or systems that may be more effective in treating SVT and VT than the Company's catheter ablation systems. In addition, there can be no assurance that the Company's catheter ablation systems will receive FDA approval or, if approved, that the market will accept such systems. In addition, catheter ablation technologies also compete with drug therapy. While historically drug therapy has had limited effectiveness and caused adverse side effects, new drugs under development may offer improved treatment outcomes which could have a material adverse effect on the ICD market generally and on the Company's business, financial condition and results of operations.

IMPORTANCE OF INTELLECTUAL PROPERTY PROTECTION


            Patents and trademarks are critical in the medical device industry, and the Company believes strongly in protecting its intellectual property and has a long history of obtaining patents, when available, in connection with its research and product development programs. As of July 28, 1998, the Company had a portfolio of approximately 150 patents and patent applications consisting of 96 U.S. issued patents, 13 U.S. patents which have been allowed but have not yet been issued, 15 U.S. patent applications pending, two foreign patents issued, 24 foreign patent applications pending, and additional U.S. patent applications in preparation relating to its research and development products. The Company also owns certain registered trademarks, and has applied for other trademarks in the U.S. and certain foreign countries. There can be no assurance that patents and trademarks will be granted in the future, or that any patents and trademarks that the Company now holds or may be granted, or under which it has held license rights, will be valid or otherwise be of value to the Company. Even if the Company's patents and trademarks are valid, others may be able to introduce non-infringing products that are competitive with those of the Company. Competitors of the Company may also hold or be granted patents that are not licensed to the Company.


            The Company conducts ongoing evaluations of potential infringement of any proprietary rights of third parties by the products the Company intends to market. Regardless of the Company's efforts to evaluate the potential infringement of any proprietary rights of third parties, however, there can be no assurance that such infringements do not exist or may not arise in the future. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, particularly in the ICD market; and the Company is currently engaged in patent litigation with CPI. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued to or licensed by the Company, to protect trade secrets or know-how owned by the Company, to defend the Company against claimed infringement of the rights of others, and to determine the scope and validity of the proprietary rights of others. Adverse determinations in litigation could subject the Company to significant liabilities to third parties or could require the Company to seek licenses from third parties.

            In November, 1996, the Company was advised of the results of an arbitration between Pacesetter, Inc. ("Pacesetter"), a wholly-owned subsidiary of St. Jude Medical, and Medtronic concerning a purported sublicense of certain of the Company's patents by Pacesetter to Medtronic. This arbitration arose under a 1992 cross-license between Medtronic and Pacesetter and under a provision of the 1993 license agreement between Pacesetter and the Company which purported to give Pacesetter certain rights to sublicense certain of the Company's patents. Because the Company was not a party to the arbitration, the Company did not have an opportunity to present its arguments in this matter and therefore does not consider itself to be bound by the results of the arbitration. The Company has notified both Pacesetter and Medtronic that it disputes the entire matter. The inability of the Company to be successful in maintaining its position in this matter could have a material adverse effect on the Company in its ability to obtain a satisfactory resolution of this matter with both Pacesetter and Medtronic.


            The Company has an ongoing patent lawsuit against CPI which was begun in 1996 and is expected to be tried by the end of 1998. The Company's lawsuit involves four U.S. patents of the Company which have been asserted against certain ICD devices manufactured by CPI. These four patents relate to inventions by the Company with respect to reduced capacitance of the high voltage capacitors in an ICD, decreased size of the ICD and the ability to use the housing of the ICD as an electrode in combination with a subcutaneous electrode. Both parties filed motions for summary judgment on the issue of whether the Mini I and Mini II implantable defibrillators of CPI infringed certain claims of the Company's patents. The Company was notified on June 1, 1998 that the magistrate judge in the CPI lawsuit has filed a report and recommendation (the "Report") recommending that the district court judge grant the Company's motions for summary judgment on infringement of three of the Company's patents and deny CPI's counter motions for summary judgment of non-infringement. The Report also recommends that claims for infringement of a fourth Company patent which was not being actively pursued by the Company be dismissed. The Report does not constitute an order or judgment of the district court. The Company and CPI have filed objections to the Report and the Company has responded to those objections. The district judge will make a formal ruling on the matter in which he may accept, reject or modify all or part of the Report. Neither party moved for summary judgment on the issues of validity, enforceability, damages or willful infringement; consequently, the Report did not address the issues of validity and enforceability of the patents or the issues of damages and willful infringement, as these issues were not before the magistrate judge as part of the motions for summary judgment. These issues will be decided as part of a jury trial which is scheduled to be trial ready as of December 7, 1998, with the Company having the burden of proving damages and willful infringement and CPI having the burden of proving that the patents are invalid or unenforceable. It is not known whether the Company's lawsuit against CPI will be successful and, if so, what damages or other outcomes may result. The inability of the Company to prevail in the lawsuit could result in one or more of the patents of the Company to be declared invalid, unenforceable or not infringed, which could have a material adverse affect on the ability of the Company to obtain a satisfactory resolution of this matter, if at all, with CPI, as well as to obtain satisfactory resolutions with other competitors in the industry.


            The Company has recently been notified by CPI that certain unspecified models of the Company's SENTINEL ICD product line infringe four U.S. patents assigned to Michel Mirowski and sublicensed to CPI. The Company does not believe that its products infringe any valid and enforceable patents of third parties to which the Company does not have access by means of licenses or otherwise. Under the exemption of 35 U.S.C. Section 271(e), the Company is protected against charges of infringement for products used in clinical trials until such time as those products receive PMA approval. The Company has responded to CPI, and has engaged outside patent counsel to review the allegations and provide further legal advice. Given the litigious nature of this industry, it is anticipated that CPI may file a lawsuit asserting one or more of these patents against the Company. In the event that such a lawsuit is filed by CPI, the Company believes that it is not possible for CPI to move for any kind of preliminary injunction and it is expected that the case would not be tried before the end of 1999. Despite the Company's position, it is not known whether a lawsuit by CPI against the Company would be successful and, if so, what damages or other outcomes may result. The outcome of both the Company's lawsuit against CPI and any potential lawsuit by CPI against the Company could have a significant material impact on the Company.

            Although patent and intellectual property disputes in the medical device area have often been settled through licensing agreements or similar arrangements, costs associated with such arrangements may be substantial, and there can be no assurance that necessary licenses would be available to the Company on satisfactory terms if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

            The Company also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties, as well as contractual exclusivity with certain suppliers. There can be no assurance, however, that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

NEED FOR MARKET ACCEPTANCE

            Market acceptance of the Company's products will depend, in part, on the therapeutic capabilities and operating features of its products as compared to competing products, the Company's ability to convince the medical community of the clinical efficacy of its products and its ability to manufacture quality products in sufficient quantities. Failure of the Company's products to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. Although the markets for the Company's products are expected to grow, there can be no assurance that the Company will participate in such growth.

DEPENDENCE ON SENIOR MANAGEMENT AND OTHER KEY PERSONNEL


            The Company's success depends largely on its senior management and other key personnel. Competition for qualified personnel with sufficient and relevant experience in the medical device industry is intense. Accordingly, the loss of the services of such individuals, or the inability to hire additional key individuals as required, could have a material adverse effect on the Company, including its current and future product development efforts. The Company maintains a $2.0 million key-person life insurance policy on Whitney A. McFarlin, its Chairman.


DEPENDENCE ON THIRD PARTY VENDORS

            The Company relies on third party vendors for certain of the components used in the Company's products and for certain contract manufacturing services. A number of significant components, such as capacitors, batteries, integrated circuits and lead systems, are purchased from sole source suppliers. For certain components and manufacturing services, there are relatively few sources of supply, and establishing additional or replacement suppliers for such components or services cannot be accomplished quickly. In addition, each supplier and each component must be qualified with the FDA, and the time required for such qualification may be lengthy. Although the Company tries to maintain sufficient quantities of inventory of such components to minimize production delays or interruptions, there can be no assurance that the Company will find suitable alternatives at reasonable prices, if at all, or that any such alternatives will remain available to the Company. The Company's inability to obtain acceptable components in a timely manner or find and maintain suitable replacement suppliers of components or manufacturing services would have a material adverse effect on the Company, including its ability to manufacture its products.

LIMITED MANUFACTURING EXPERIENCE

            To date, the Company's products have been manufactured in limited quantities for clinical testing purposes and have not been manufactured on a significant commercial scale. As a result, there can be no assurance that the Company will not encounter difficulties in scaling up its manufacturing capabilities, including problems involving production yields, quality control, component supply and shortages of qualified manufacturing personnel. Any significant manufacturing difficulties could have a material adverse effect on the Company.

POSSIBLE OBSOLESCENCE DUE TO TECHNOLOGICAL CHANGE

            The medical device industry is subject to rapid technological innovation and, consequently, the life cycles of medical devices tend to be relatively short, typically eighteen months to three years. The Company is engaged in a field characterized by extensive research and development efforts. There can be no assurance that alternative treatments or other discoveries and developments with respect to ICDs or catheter ablation systems will not render the Company's products obsolete. The greater financial and other resources of many of the Company's competitors may permit such competitors to respond more rapidly than the Company to technological advances.


ADJUSTMENT OF CONVERSION PRICE OF THE NOTES AND EXERCISE PRICES OF PLACEMENT AGENT WARRANTS AND RGC WARRANT; POTENTIAL FOR DILUTION


            The conversion price of the Notes is subject to various antidilution adjustments. The conversion price of the Notes shall also be reduced on a specified date to equal the lower of (a) the previously applicable exercise price or (b) the Market Price (as defined in the Indenture) for the Company's Common Stock on a specified date; provided, however, that in no event shall the conversion price be reduced to less than $1.5258.

            The number of Placement Agent Shares and the exercise price of the Placement Agent Warrants is subject to various antidilution adjustments. The exercise price shall also be reduced on a specified date to equal the lower of
(a) the previously applicable exercise price or (b) the Market Price for the Company's Common Stock on a specified date; provided, however, that in no event shall the exercise price be reduced to less than $1.5258.


      The exercise price for the RGC Warrant was reset to $2.992 per share. The exercise price of the RGC Warrant is also subject to various antidilution adjustments.

            The foregoing adjustments to the Notes, the Placement Agent Warrants and the RGC Warrant could have an impact upon the price of the Company's Common Stock and could result in dilution to existing holders and holders of the Conversion Shares, the Placement Agent Shares, the RGC Warrant Shares, the Perpetual Growth Shares and any related Additional Shares.


PRODUCT LIABILITY AND POTENTIAL INSUFFICIENCY OF PRODUCT LIABILITY INSURANCE

            The testing, manufacturing, marketing and sale of medical devices involves risk of liability claims and product recalls. The Company has in the past experienced difficulties related to the development, testing and government approval of its products. For example, in November 1997, the Company announced a revision to the clinical trial protocol of its SENTINEL 2000 Model and 2010 Model ICDs and a temporary suspension of clinical implants due to a component issue. The Company has since incorporated a new ceramic capacitor to replace the component at issue and received FDA approval in January 1998 to resume clinical implants of its SENTINEL 2000 Model and 2010 Model ICDs. The Company's products are highly complex and some are, or will be, used in medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. As a result, the Company currently carries product liability insurance covering its products with policy limits per occurrence and in the aggregate which the Company has deemed to be sufficient; it cannot be predicted, however, whether such insurance is sufficient, or if not, whether the Company will be able to obtain such insurance as is sufficient, to cover the risks associated with the Company's business or whether such insurance will be available at premiums that are commercially reasonable. A successful claim against or settlement by the Company in excess of its insurance coverage or the Company's inability to maintain insurance in the future could have a material adverse effect on the Company's business, results of operations and financial condition.

SUBSTANTIAL INDEBTEDNESS; EFFECTIVE OF FINANCIAL LEVERAGE.

            Following the issuance of the Notes, the Company will have indebtedness that is substantial in relation to its stockholders' equity and cash flow. As of December 31, 1997, after giving effect to the offering of the Notes (the "Offering"), the Company would have had an aggregate of approximately $22,150,000 of long-term indebtedness outstanding, representing 46% of total capitalization. As a result of the substantial indebtedness of the Company following the Offering, fixed charges of the Company are expected to exceed its earnings for the foreseeable future, and there can be no assurance that the Company's operating cash flow will be sufficient to pay interest on the Notes. In addition, the Indenture does not limit the Company's ability to incur additional Indebtedness, other than Secured Funded Indebtedness. The leveraged nature of the Company could limit the ability of the Company to effect future financings or may otherwise restrict the Company's activities. Substantial leverage poses the risk that the Company may not be able to generate sufficient cash flow to service its indebtedness, including the Notes, and to adequately fund its operations. See "Description of Securities To Be Registered - Notes."

            The Company's leverage could have important consequences to the holders of the Notes or other Securities, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal of and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the Company's leverage may hinder its ability to adjust rapidly to changing market conditions; and (iv) the leverage could make the Company more vulnerable in the event of a downturn in its business or in general economic conditions.

ABSENCE OF A TRADING MARKET FOR THE NOTES; POSSIBLE VOLATILITY OF NOTE AND COMMON STOCK PRICES.

            The Notes are a new issue of securities with no established trading market or prior trading history. The Placement Agents have informed the Company that they do not intend to make a market in the Notes. The absence of a market maker in respect of the Notes can be expected to limit the opportunity for the development of a trading market and, accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. In light of these considerations, purchasers should be prepared to bear the economic risk of an investment in the Notes for an indefinite period of time, including the risk of complete loss of their investment. The Company does not intend to apply for listing of the Notes on an established trading market including any securities exchange or for quotation through any automated quotation system. The Company has agreed to file this Registration Statement under the Securities Act as provided in the various registration rights agreements regarding the Securities and to use its reasonable or best efforts, as applicable, to have such registration statement declared effective by the Commission. The Commission, however, has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any registration statement filed by the Company for a variety of reasons. Failure to have a registration statement relating to the Securities declared effective could have a material adverse effect on the liquidity and the price of the Notes and the liquidity of the Conversion Shares, Placement Agent Shares and RGC Shares as well as any Additional Shares.


            If a market for the Notes were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that, if a market for the Notes were to develop, such a market will not be subject to similar disruptions. The liquidity of, and trading market for, the Securities may also be materially and adversely affect such liquidity and trading independently of the financial performance of, and prospects for, the Company. In addition, the market price of the Common Stock has experienced substantial fluctuations in the past and may continue to be volatile depending on news announcements or changes in general market conditions. In particular, news announcements regarding quarterly results of operations, competitive developments, product developments, litigation or governmental regulatory actions impacting the Company may adversely affect the Common Stock price. Any decrease in the market price of the Common Stock would adversely affect the market price of the Notes and the Shares.

            DESIGNATED EVENT. Upon the occurrence of a Designated Event, each holder of Notes shall have the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages (as defined herein), if any, thereon to the Designated Event Payment Date (as defined). The Company's failure to purchase the Notes would result in a default under the Indenture. If a Designated Event were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to satisfy all of its obligations. See "Description of Securities To Be Registered - Notes - Repurchase at the Option of Holders" and "-- Events of Default and Remedies."

            RANKING OF THE NOTES. The Notes will be senior unsecured obligations of the Company ranking PARI PASSU in right of payment to all existing and future Indebtedness, other than Indebtedness that is expressly subordinated to the Notes. The Notes also will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness and to any liabilities of the Company's Subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under any secured obligation is accelerated, the creditor with respect to any secured obligation would be entitled to exercise the remedies available to a secured creditor under applicable law and pursuant to instruments governing such obligation. Accordingly, such creditors will have a prior claim on the secured assets of the Company. In any event, because the Notes will not be secured by any of the Company's assets, it is possible that there would be no assets remaining from which claims of the holders of the Notes could be satisfied, or, if any such assets remain, such assets might be insufficient to satisfy such claims fully. See "Description of Securities To Be Registered - Notes."

UNCERTAINTY OF THIRD PARTY REIMBURSEMENT AND HEALTH CARE REFORM

            The Company's ability to market its products successfully in the U.S. and elsewhere will depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities (such as the Health Care Financing Administration ("HCFA"), which determines Medicare reimbursement levels), private health insurers, health maintenance organizations and other third-party payors. Payors are increasingly challenging the need for and prices of medical products and services. Payors may deny reimbursement for procedures that they deem experimental or for devices that are used other than for FDA-approved indications. Currently, HCFA does not allow Medicare reimbursement for certain kinds of products and related procedures that have not received PMA approval and for which underlying questions of safety and effectiveness have not been resolved, and certain private third-party payors have also begun denying such reimbursement. Although the Company's products are currently being reimbursed by HCFA and third-party payors, there can be no assurance that HCFA and the third-party payors will continue to reimburse such products in the future. Even if some products are approved for reimbursement, some payors may deny coverage until the procedure becomes generally accepted by the medical profession. The inability of hospitals and other providers to obtain reimbursement from third-party payors for the Company's products and related procedures would have a material adverse effect on the Company's business, financial condition and results of operations.

            The Company expects that there will be continued pressure on cost-containment throughout the U.S. health care system. Reforms may include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company.

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

            The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions could potentially operate to deny shareholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Company's Common Stock. Section 302A.671 generally provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved by the shareholders in a prescribed manner. A "control share acquisition" is generally defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's voting stock. Reference is made to the detailed terms of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

            Furthermore, Section 3.5 of Article III of the Company's Restated Articles of Incorporation provides that the affirmative vote of the holders of two-thirds of the voting power of the shares entitled to vote is required for shareholder approval of a plan of merger, exchange of securities, or transfer of assets, as described in Section 302A.601 of the Minnesota Business Corporation Act. In addition, the Company has adopted a shareholder rights plan that may have an anti-takeover effect in that any person or group acquiring control of the Company without the consent of the Company's Board of Directors could suffer substantial dilution through operation of the shareholder rights plan. The Company has also entered into agreements with certain executive officers that provide for certain benefits upon a change of control.

YEAR 2000 COSTS

            Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day to day operations. The Company has completed a preliminary evaluation of the Year 2000 issue as it relates to the Company's internal computer systems and third party computer systems with which the Company interacts. Based on this evaluation, the Company does not expect to incur significant costs related to these issues. However, there can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. If not resolved, this issue could have a material adverse impact on the Company's operations.

FORWARD-LOOKING STATEMENTS

            The statements contained in this Prospectus that are not historical fact are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management of the Company wishes to caution potential purchasers of the Securities that these forward-looking statements contained above and herein in this Prospectus regarding matters that are not historical facts, are only predictions. No assurances can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates and projections will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                       RATIO OF EARNINGS TO FIXED CHARGES

            The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:


                            Three Months Ended              Five Months Ended
                                March 31,                       December 31,                        Year Ended July 31,
                       ----------------------------    ----------------------------    -------------------------------------------
                           1998            1997            1997            1996            1997            1996           1995
                       ------------    ------------    ------------    ------------    ------------    ------------   ------------
Net earnings/(loss)    $ (9,674,898)   $ (6,879,527)   $(14,940,896)   $ (7,734,829)   $(26,908,861)   $(15,182,019)  $ (9,643,351)

Interest expense             19,931          29,425           4,893          48,674         103,635         116,683        271,162

Amortization of
debt costs                  225,720            --              --              --              --              --           22,800


Income taxes                   --              --              --              --              --              --             --
                       ------------    ------------    ------------    ------------    ------------    ------------   ------------

Earnings/(loss) before
fixed charges            (9,429,247)     (6,850,102)    (14,936,003)     (7,686,155)    (26,805,226)    (15,065,336)    (9,349,389)

Fixed charges (1)           245,651          29,425           4,893          48,674         103,635         116,683        293,962

Ratio of net
earnings
before fixed charges
to fixed charges              -38.4:1        -232.8:1       -3052.5:1        -157.9:1        -258.7:1        -129.1:1        -31.8:1


Deficiency of
earnings
to cover fixed
charges                  (9,674,898)     (6,879,527)    (14,940,896)     (7,734,829)    (26,908,861)    (15,182,019)    (9,643,351)


[WIDE TABLE CONTINUED FROM ABOVE]

                                 Year Ended July 31,
                      ---------------------------------------
                            1994                 1993
                      ------------------  -------------------
Net earnings/(loss)        $(7,675,743)         $(2,708,438)

Interest expense                161,185               76,019

Amortization of
debt costs                       22,800               11,400



Income taxes                          -                    -
                      ------------------  -------------------

Earnings/(loss) before
fixed charges               (7,491,758)          (2,621,019)

Fixed charges (1)               183,985               87,419

Ratio of net
earnings
before fixed charges
to fixed charges                  -40.7:1              -30.0:1


Deficiency of
earnings
to cover fixed
charges                     (7,675,743)          (2,708,438)



(1) - Fixed charges consist of interest expense and amortization of debt issuance costs

                                 USE OF PROCEEDS

            The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. See "Selling Securityholders" for a list of those persons and entities receiving proceeds from sales of Securities. This Registration Statement is intended to satisfy certain of the Company's obligations under the registration rights agreements entered into with certain Selling Securityholders.

                             SELLING SECURITYHOLDERS


            The following table sets forth certain information, as of July 27, 1998, and as adjusted to reflect the sale of the Shares offered hereby, with respect to the beneficial ownership of the Securities by the Selling Securityholders. None of the Selling Securityholders or their respective affiliates has held any position or office or maintained any material relationship with the Company or its predecessors or affiliates over the past three years, except for HSBC Securities, Inc. and Prudential Securities, Incorporated, each of whom served as placement agents in connection with the offering of the Notes. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all Securities beneficially owned.



                                                                                                        SHARES BENEFICIALLY
                                                                                                            OWNED AFTER
                                                       SHARES OF COMMON                                    COMPLETION OF
                                                      STOCK BENEFICIALLY   NUMBER OF SHARES BEING      THE OFFERING HEREBY(2)
                                                      OWNED PRIOR TO THE       REGISTERED FOR        -------------------------
SELLING SECURITYHOLDERS                               OFFERING HEREBY(1)         SALE HEREBY         NUMBER     % OF CLASS (3)
-----------------------                               ------------------   ----------------------    ------     --------------
----------------------------------------------
Argent Classic Convertible Arbitrage Fund L.P.           $ 1,000,000**          $ 1,000,000**              0            *
                                                             327,697                327,697                0
Avdan Partners, L.P.                                     $   250,000**          $   250,000**              0            *
                                                              81,924                 81,924                0
Awad & Associates L.P.                                   $   500,000**          $   500,000**      3,838,340(4)      10.6%
                                                           4,002,188(4)             163,848                0
Calvert New Vision Small Cap Fund                        $ 1,000,000**          $ 1,000,000**              0            *
                                                             327,697                327,697                0
Heritage Small Cap Fund                                  $ 1,000,000**          $ 1,000,000**              0            *
                                                             327,697                327,697                0
Cincinnati Financial Corporation                         $ 1,500,000**          $ 1,500,000**              0            *
                                                             491,545                491,545                0
CCF Partners II, LLC                                     $ 2,000,000**          $ 2,000,000**              0            *
                                                             655,394                655,394                0
Highbridge Capital Corporation                           $ 2,000,000**          $ 2,000,000**              0            *
                                                             655,394                655,394                0
J.M. Hull Associates, L.P.                               $   400,000**          $   400,000**              0            *
                                                             131,079                131,079                0
JMG Capital Partners, LP                                 $   250,000**          $   250,000**              0            *
                                                              81,924                 81,924                0
KA Management                                            $ 1,675,000**          $ 1,675,000**              0            *
                                                             548,892                548,892                0
KA Trading                                               $   825,000**          $   825,000**              0            *
                                                             270,350                270,350                0
Keyway Investments, LTD                                  $ 1,000,000**          $ 1,000,000**              0            *
                                                             327,697                327,697                0
CPR (USA) Inc.                                           $ 1,000,000**          $ 1,000,000**              0            *
                                                             327,697                327,697                0
Loews Corporation                                        $ 2,500,000**          $ 2,500,000**              0            *
                                                             819,242                819,242                0
EDJ Limited                                              $   150,000**          $   150,000**              0            *
                                                              49,155                 49,155                0
Legion Fund, LTD                                         $   200,000**          $   200,000**              0            *
                                                              65,539                 65,539                0
Porter Partners, LP                                      $   850,000**          $   850,000**              0            *
                                                             278,542                278,542                0
Professional Edge Fund L.L.C.                            $   500,000**          $   500,000**              0            *
                                                             163,848                163,848                0
Sonz Partners, L.P.                                      $   250,000**          $   250,000**              0            *
                                                              81,924                 81,924                0
Southbrook International Investments, Ltd.               $   300,000**          $   300,000**              0            *
                                                              98,309                 98,309                0
Triton Capital Investments, LTD                          $   250,000**          $   250,000**              0            *
                                                              81,924                 81,924                0
William Bone Trust of 1992                               $   200,000**          $   200,000**              0            *
                                                              65,539                 65,539                0
Viviana Partners, L.P.                                   $   200,000**          $   200,000**         10,000            *
                                                              75,539(5)              65,539                0
Michael Klein                                            $   300,000**          $   300,000**              0            *
                                                              98,309                 98,309                0
Steel Roven Revocable Trust                              $   150,000**          $   150,000**              0            *
                                                              49,155                 49,155                0
Spiegel 1982 Grandchildren's Trust                       $   300,000**          $   300,000**              0            *
                                                              98,309                 98,309                0
Abraham and Edita Spiegel 1992 Revocable Trust u/a/d
 September 26, 1994                                      $   100,000**          $   100,000**              0            *
                                                              32,770                 32,770                0
HSBC Securities, Inc.(6)                                     181,462                181,462                0            *

Prudential Securities, Inc.(6)                               181,462                181,462                0            *
                                                          $1,500,000             $1,500,000
RGC International Investors, LDC..............             1,582,795(7)           1,582,795(7)             0            *

Perpetual Growth Advisors.....................                25,000                 25,000                0            *


--------------------------------------

*           Less than one percent (1%)

**          Amount of Notes


(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percentage owned by such person or group.

(2) This assumes all Securities being offered and registered hereunder are sold, although the Selling Securityholders are not obligated to sell any Securities.

(3) Based upon 33,275,946 shares of Common Stock outstanding as of July 27,
1998.

(4) Shares include (i) 3,838,340 shares which are under the management of Awad & Associates L.P. and its affiliates and (ii) 163,848 shares underlying the Note issued to Awad & Associates L.P.

(5) Includes (i) 10,000 shares beneficially owned by Viviana Partners, L.P. and
(ii) 65,539 shares underlying the Note issued to Viviana Partners, L.P.

(6) The aggregate amount of 362,924 Placement Shares offered hereby constitute all securities beneficially owned by HSBC Securities, Inc. and Prudential Securities Incorporated as of the date of this Prospectus. The actual number of shares of Common Stock offered hereby and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon exercise of the Placement Agent Warrants by reason of any stock split, stock dividend or similar transaction involving the Common Stock in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(7) The number of shares of Common Stock being registered for sale hereby on behalf of RGC equals (i) 491,545 shares of Common Stock issuable upon conversion of the Note held by RGC and (ii) 1,091,250 shares of Common Stock issuable upon exercise of the RGC Warrant, which equals 150% times the number of shares of Common Stock issuable upon exercise of the RGC Warrant, without regard to any limitation on RGC's ability to exercise the RGC Warrant. The number of shares of Common Stock offered hereby and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon exercise of the RGC Warrant by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock in order to prevent dilution, in accordance with Rule 416 under the Securities Act. The 1,091,250 shares issuable upon the exercise of the RGC Warrant represent an estimate of the number of shares of Common Stock beneficially owned and to be offered by RGC. The RGC Warrant is exercisable into 727,500 shares of Common Stock at an exercise price of $2.992 per share. Pursuant to the terms of the RGC Warrant, the RGC Warrant is exercisable by any holder only to the extent that the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying the unexercised portions of the RGC Warrant) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act.


                              PLAN OF DISTRIBUTION


RGC

            The RGC Selling Securityholders have advised the Company that sales of the RGC Shares offered hereunder by them, or by their respective pledgees, donees, transferees or other successors in interest, may be made from time to time in the Nasdaq National Market, the over-the-counter market, through negotiated transactions, through the writing of options on the Common Stock, short sales or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. The RGC Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the RGC Selling Securityholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). To the extent required, one or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act to describe any material arrangements for the sales of the RGC Shares offered hereunder when such arrangements are entered into by the RGC Selling Securityholders and any other broker-dealers that participate in the sale of the RGC Shares. In addition, any RGC Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. No period of time has been fixed within which the RGC Shares covered by this Prospectus may be offered or sold.

            The RGC Selling Securityholders and any broker-dealers or other persons acting on its behalf in connection with the sale of Common Stock hereunder may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commissions received by the RGC Selling Securityholders and any profit realized by them on the resale of Common Stock as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any of the RGC Selling Securityholders.

            The RGC Selling Securityholders and any other persons participating in the sale or distribution of the RGC Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the RGC Shares by the RGC Selling Securityholders or any other such person. The foregoing may affect the marketability of the RGC Shares.

            Pursuant to the terms of certain written agreements between the Company and the RGC Selling Securityholders, the Company will pay all the expenses of registering the RGC Shares offered hereby, except for selling expenses incurred by the RGC Selling Securityholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the RGC Selling Securityholders. In addition, such written agreement provides for certain other usual and customary terms, including indemnification by the Company of the RGC Selling Securityholders against certain liabilities arising under the Securities Act.


NOTES

            The Notes and the Conversion Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of the Prospectus. The Company has agreed, among other things, to bear all expenses, including reasonable fees and disbursements of one firm or counsel (not to exceed $20,000) designated by the majority holders to act as counsel for the holders (other than underwriting discounts and selling commission) in connection with the registration and sale of the Notes and the Conversion Shares covered by this Prospectus. The Company will not receive any of the proceeds from the offering of Notes or the Conversion Shares by the Selling Convertible Securityholders.

            The Notes being offered by the Selling Convertible Securityholders or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) in privately-negotiated transactions. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Convertible Securityholders determined from time to time. The Notes may also be sold pursuant to Rule 144. The Selling Convertible Securityholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Notes if they deem the purchase price to be unsatisfactory at any particular time.

            The Conversion Shares being offered by the Selling Convertible Securityholders or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the shares, short sales or any combination thereof. The sale price of the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Convertible Securityholders determined from time to time. The Conversion Shares may also be sold pursuant to Rule 144. The Selling Convertible Securityholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Conversion Shares if they deem the purchase price to be unsatisfactory at any particular time.

            The Selling Convertible Securityholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Notes or Conversion Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Convertible Securityholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Notes or Conversion Shares will do so for their own account and at their own risk. It is possible that a Selling Convertible Securityholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Notes or Conversion Shares offered hereby will be issued to, or sold by, the Selling Convertible Securityholders.

            Alternatively, any of the Selling Convertible Securityholders may from time to time offer the Notes or Conversion Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Convertible Securityholders and the purchasers of the Notes or Conversion Shares for whom they may act as agent. The aggregate proceeds to the Selling Convertible Securityholders from the sale of the Notes or Conversion Shares offered by them hereby will be the purchase price of such Notes or Conversion Shares less discounts and commissions, if any.

            The Conversion Shares have been approved for listing on the Nasdaq National Market.

            The Selling Convertible Securityholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Convertible Securityholders in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or Conversion Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

            In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Convertible Securityholder will sell any or all of the Notes or Conversion Shares described herein, and any Selling Convertible Securityholder may transfer, devise or gift such securities by other means not described herein.

            Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify each holder of a Note that is a Selling Convertible Securityholder, and each holder of a Note that is a Selling Convertible Securityholder has agreed to indemnify the Company and each other Selling Convertible Securityholder against certain liabilities arising under the Securities Act.

PLACEMENT AGENT SHARES

            The Company has been advised by the Placement Agents that all or a portion of the Placement Agent Shares may be disposed of hereunder from time to time in one or a combination of the following transactions: (a) to or through brokers, acting as principal or agent, who may themselves dispose of the Placement Agent Shares in transactions (which may involve block transactions) in the over-the-counter market or otherwise, at market prices prevailing at the time of sale or at prices related to such prevailing market prices; or (b) directly by gift or directly or through brokers or agents in privately negotiated transactions at negotiated prices. Any commissions or discounts paid or allowed to brokers, dealers or agents may be changed from time to time. The Placement Agents and any brokers, dealers or agents who participate in a sale of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and the commissions paid or discounts allowed to any of such brokers, dealers or agents, in addition to any profits received on resale of the Placement Agent Shares, if any of such brokers, dealers or agents should purchase any Placement Agent Shares as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act. In the event of a transaction hereunder in which a broker or dealer acts as principal, this Prospectus will be supplemented to provide material facts with respect to such transaction. Placement Agent Shares offered hereby also may be sold in transactions under Rule 144 promulgated by the Commission under the Securities Act.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

CAPITAL STOCK

            This Registration Statement incorporates by reference (a) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A and any amendments or reports filed for the purpose of updating such description; and (b) the description of the Company's Series B Junior Preferred Stock and rights to purchase Series B Junior Preferred Stock contained in its Registration Statement on Form 8-A and any amendments or reports filed for the purpose of updating such description.

NOTES

GENERAL

            On April 14, 1998, the Company completed the private placement whereby the Company issued the Notes pursuant to the Indenture between the Company and the Trustee. The following summary of certain provisions of the Indenture and the registration rights agreement between the Company and each investor in the Notes (the "Registration Rights Agreement"), does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions in the Indenture of certain terms used in the following summary. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions."

            The Notes are senior unsecured obligations of the Company ranking PARI PASSU in right of payment to all existing and future Indebtedness of the Company, other than Indebtedness that is expressly subordinated to the Notes. The Notes are also effectively subordinated to any secured indebtedness of the Company to the extent of the value of assets securing such indebtedness and to any liabilities of the Company's Subsidiaries. As of December 31, 1997, the company and its Subsidiaries had approximately $3,132,606 of Indebtedness outstanding. The Indenture contains no limitation on the incurrence of Indebtedness, other than Secured Funded Indebtedness. The Indenture prohibits the Company and its Subsidiaries from incurring Secured Funded Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

            The Notes bear interest from April 15, 1998, at 7 1/2% per annum, and mature on April 15, 2003.

            Interest on the Notes is payable semiannually on April 15 and October 15 of each year (each an "Interest Payment Date"), commencing on October 15, 1998, to holders of record at the close of business on specified dates (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an Interest Payment Date is not a Business Day (as defined herein), then interest will be payable on the next succeeding Business Day.

            Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from April 15, 1998.

            The Notes were issued in registered form, without coupons, and in denominations of $25,000 and integral multiples of $1,000 in excess thereof.

NO GROSS-UP

            All payments made by the Company on the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of incorporation of the Company or any political subdivision thereof or any authority therein or thereof having power to tax unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. If any such withholding or deduction is required, the Company will not be obliged to pay any additional amounts in respect of such withholding or deduction.

PAYMENT; PAYING AGENTS, CONVERSION AGENTS AND TRANSFER AGENTS

            Payments with respect to principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be made at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, which is located at 100 Wall Street, Suite 200, New York, NY 10005 and subject to any fiscal or other laws and regulations applicable thereto, at the office of any other Paying Agents appointed by the Company. Payments with respect to principal of the Notes will be made only against surrender of such Notes. Payment with respect to principal of, premium, if any, and interest and Liquidated Damages, if any, with respect to any Note may, at the Company's option, be made, subject to applicable laws and regulations, by U.S. dollar check drawn on a bank in The City of New York mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes provided that all payments with respect to Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Unless such designation is revoked, any such designation made by such person with respect to such Note will remain in effect with respect to any future payments with respect to such Note payable to such person.

            If any payment on a Note is due on a day that is, at any place of payment, a day on which banking institutions are authorized or obligated by law or executive order to close, then, at each such place of payment, such payment need not be made on such day but may be made on the next succeeding day that is not, at such place of payment, a day on which banking institutions are authorized or obligated by law or executive order to close, with the same force and effect as if made on the date for such payment, and no interest will accrue for the period from and after such due date to such next succeeding day that is not, at such place of payment, a day on which banking institutions are authorized or obligated by law or executive order to close.

            The Indenture provides that any money paid by the Company to the Trustee and the Paying Agents for any payment with respect to the Notes that remains unclaimed for two years after such payment became due and payable will be repaid to the Company, and thereafter the holder of such Notes will look only to the Company for payments thereof as an unsecured creditor.

            Subject to certain limitations set forth in the Indenture, the Company reserves the right at any time to vary or terminate the appointment of the Trustee, Registrar, Transfer Agent, any Conversion Agent or any Paying Agent with or without cause and to appoint another Trustee or additional or other Paying Agents, Registrars, Conversion Agents or Transfer Agents and to approve any change in the specified offices through which any Paying Agent, Conversion Agent or Transfer Agent acts.

OPTIONAL REDEMPTION

            The Notes will not be subject to redemption prior to April 14, 2001 and will be redeemable on such date and thereafter at the option of the Company, in whole or in part (in any integral multiple of $1,000; provided the Notes may be redeemed only in whole to the extent a redemption in part would reduce the principal amount thereof to an amount less than $25,000), upon not less than 30 nor more than 60 days' prior notice by mail at a redemption price equal to 100% of the principal amount thereof together with accrued and unpaid interest and Liquidated Damages, if any, up to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date). On and after the redemption date, interest will cease to accrue on the Notes, or portion thereof, called for redemption.

MANDATORY REDEMPTION; SINKING FUND

            The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

            Upon the occurrence of a Designated Event (as defined below), each holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof; provided the Notes shall only be repurchased in whole to the extent a repurchase in part would reduce the principal amount thereof to an amount less than $25,000) of such holder's Notes pursuant to the terms described below (the "Designated Event Offer") at a repurchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Designated Event Payment Date (the "Designated Event Payment"). Within 30 days following any Designated Event, the Company shall mail a notice to each holder stating: (1) that the Designated Event Offer is being made pursuant to the covenant described in this paragraph and that all Notes tendered will be accepted for payment; (2) the repurchase price and the repurchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Designated Event Payment Date"); (3) that any Notes not tendered or accepted for payment will continue to accrue interest and, if applicable, Liquidated Damages; (4) that, unless the Company defaults in the payment of the Designated Event Payment, all Notes accepted for payment pursuant to the Designated Event Offer shall cease to accrue interest or Liquidated Damages after the Designated Event Payment Date; (5) that holders electing to have any Notes repurchased pursuant to a Designated Event Offer will be required to surrender the Notes, with the form entitled "Option of Noteholder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Designated Event Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Designated Event Payment Date, or such longer period as may be required by law, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for repurchase and a statement that such holder is withdrawing his election to have such Notes repurchased; and (7) that holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

            The Company will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Designated Event.

            At least one Business Day prior to the Designated Event Payment Date, the Company shall irrevocably deposit with the Trustee or the Paying Agents in immediately available funds an amount equal to the Designated Event Payment in respect of all Notes or portions thereof so tendered. On the Designated Event Payment Date, the Company will, to the extent lawful (1) accept for payment the Notes or portions thereof duly tendered pursuant to the Designated Event Offer, and (2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers' certificate stating the Notes or portions thereof have been accepted for payment by the Company. The Paying Agents shall promptly mail to each holder of Notes so accepted payment in an amount equal to the repurchase price for such Notes, and the Trustee shall promptly authenticate and mail to each holder a new certificate representing a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new certificate representing a Note shall be in a principal amount of $1,000 or an integral multiple thereof. Any Notes that are not so accepted shall be promptly mailed or delivered by or on behalf of the Company to the holder thereof. The Company will publicly announce the results of the Designated Event Offer on or as soon as practicable after the Designated Event Payment Date.

            Except as described above with respect to a Designated Event, the Indenture does not contain any other provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

            The Designated Event repurchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Designated Event purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Designated Event repurchase feature is a result of negotiations between the Company and the Placement Agents to establish the terms of the Notes. Management has no current intention to engage in a transaction involving a Designated Event, although it is possible that the Company could decide to do so in the future. Subject to the limitations on mergers, consolidations and sales of assets described herein, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Designated Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. If a Designated Event were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof.

            A "Designated Event" will be deemed to have occurred upon a Change of Control or a Termination of Trading.

            A "Change of Control" will be deemed to have occurred when: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"), (ii) the Company consolidates with or merges into any other corporation, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock are reclassified into or exchanged for any other property or security, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, (iii) the Company conveys, transfers or leases all or substantially all of its assets to any person (other than to one or more wholly-owned subsidiaries of the Company) unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding securities of the acquiring entity in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iv) at any time that the Continuing Directors (as defined) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company).

            The definition of Change of Control includes a phrase relating to the lease, transfer or conveyance of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a lease, transfer or conveyance of less than all of the assets of the Company to another person or group may be uncertain.

            "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the directors who were either members of such board at the time of such nomination or election or became Continuing Directors thereafter.

            A "Termination of Trading" will be deemed to have occurred if the Common Stock (or other securities into which the Notes are then convertible) are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

SELECTION AND NOTICE

            If less than all of the Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, PROVIDED that no Notes of $25,000 or less shall be redeemed in part. The Company does not intend to seek admission for the Notes to trade on any established trading market including the Nasdaq National Market or the Private Offerings Resales and Trading through Automated Linkages ("Portal") market. Notice of redemption shall be mailed to each holder whose Notes are to be redeemed at its registered address, in each case, at least 30 but not more than 60 days before the redemption date. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest and Liquidated Damages, if any, will cease to accrue on the Notes called for redemption.

            The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Secured Funded Indebtedness.

REGISTRATION RIGHTS

            Pursuant to the Registration Rights Agreement, the Company agreed for the benefit of the holders of the Notes or the Conversion Shares that are, in either case, Registrable Securities (as defined), that (i) it will, at its cost, within 90 days after the closing of the sale of the Notes (the "Closing"), file a shelf registration statement (the "Shelf Registration Statement") with the Commission with respect to resales of the Notes and the Conversion Shares (collectively, the "Registrable Securities"), (ii) the Company will use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable but, in any event, within 180 days after the Closing and (iii) the Company will keep such Shelf Registration Statement continuously effective under the Securities Act until the earlier of (a) the second anniversary of the date of the Closing, (b) the date on which the Notes or the Conversion Shares may be sold by non-affiliates of the Company pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the Commission under the Securities Act and
(c) the date as of which all the Notes or the Conversion Shares have been sold pursuant to such Shelf Registration Statement (the "Shelf Registration Period"). The Company shall have the right, however, to defer the use of the prospectus which will be a part of the Shelf Registration Statement, as more fully described below.

            The Company will provide or cause to be provided to each holder of the Notes or the Conversion Shares, copies of the prospectus, which will be a part of such Shelf Registration Statement, notify or cause to be notified to each such holder when such Shelf Registration Statement for the Notes and the Conversion Shares has become effective and take certain other actions as are required to permit unrestricted resales of the Notes and the Conversion Shares. A holder of Notes or Conversion Shares that sells such securities pursuant to a Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations). The Company currently intends to distribute a questionnaire to each beneficial holder of Notes as of a specified date to obtain certain information regarding such selling security holders for inclusion in the prospectus.

            At least three business days prior to any intended resale of the Notes or the Conversion Shares, a Selling Convertible Securityholder must notify the Company of such intention and provide such information with respect to such holder and the specifics of the intended resale as may be required to amend the Shelf Registration Statement or supplement the related prospectus (a Selling Convertible Securityholder giving such notice, a "Notice Holder"). Within two business days after the foregoing notice is provided by a Notice Holder, the Company will either (i) notify such Notice Holder that resales may proceed or file any amendment to the Shelf Registration Statement or supplement to the related prospectus needed to ensure that those documents, among other things, comply with the Securities Act, use its reasonable efforts to cause any such amendment to be declared effective and notify such Notice Holder thereof or (ii) notify such Notice Holder of the Company's election to defer resales until further notice (a "Deferral Period") under certain circumstances relating to issuance of a stop order by the Commission, suspension of qualification under state law, accuracy of the prospectus which is a part of the Shelf Registration Statement, pending corporate developments, public filings with the Commission and similar events. If the Company elects the option described in clause (i) of the preceding sentence, such Notice Holder may resell Notes or the underlying Common Stock pursuant to the Shelf Registration Statement for a period of 45 days (with respect to such Notice Holder, a "Selling Period") from the date notice of such election is given and, if the Company elects the option described in clause (ii) of the preceding sentence, such Notice Holder may resell such securities for a Selling Period that commences at the end of the Deferral Period. The Company may also defer until further notice a Notice Holder's existing Selling Period upon the occurrence of the events described in clause
(ii) of the second preceding
sentence; PROVIDED that upon receipt of such further notice, such Selling Period shall be extended by the number of days elapsed prior to deferral. The Company may not defer Selling Periods more than one time in any three-month period or three times in any twelve-month period and no deferral shall exceed 30 days. The Company will pay all expenses of the Shelf Registration Statement, provide to each registered holder of Notes copies of such prospectus, notify each such registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Notes and the underlying Common Stock.

            The holders of Registrable Securities covered by the Shelf Registration Statement who desire to do so may sell such Registrable Securities in an underwritten offering. In any such underwritten offering, the managing underwriters that administer the underwritten offering will be selected by, and the underwriting arrangements with respect thereto will be approved by, the holders of a majority of the Registrable Securities to be included in such underwritten offering; PROVIDED, HOWEVER, that (i) such managing underwriters and underwriting arrangements must be reasonably satisfactory to the Company and
(ii) the Company shall not be obligated to arrange for more than one underwritten offering during the Shelf Registration Period. No holder may participate in any such underwritten offering contemplated unless such holder
(a) agrees to sell such holder's Registrable Securities in accordance with any approved underwriting arrangements, (b) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of such approved underwriting arrangements and (c) at least 70% of the outstanding Registrable Securities are included in such underwritten offering. Holders participating in any underwritten offering shall be responsible for any expenses customarily borne by selling securityholders, including underwriting discounts and commissions and fees and expenses of counsel to the selling securityholders and shall reimburse the Company for the fees and disbursements of its counsel, its independent public accountants and any printing expenses incurred in connection with such underwritten offering.

            In the event the Company fails to file the Shelf Registration Statement within 90 days after Closing, the Shelf Registration Statement is not declared effective under the Securities Act within 180 days after the Closing, a stop order is issued by the Commission prior to the end of the Shelf Registration Period, or Selling Periods have been deferred more frequently or for longer periods than are described above, the Company has agreed to pay Liquidated Damages to all Notice Holders of Notes and underlying Common Stock until such event is cured. Further, if such event continues for a period in excess of 30 days, the Company has agreed to pay Liquidated Damages to all holders of Notes and underlying Common Stock which are, in either case, Registrable Securities, without regard to whether such holder is a Notice Holder. Liquidated Damages shall be calculated, with respect to Notes held by a holder, at a rate of one-quarter of one percent (25 basis points) per annum of the aggregate principal amount of such Notes and, with respect to Common Stock held by a holder and issued upon conversion of Notes, the same percentage of the aggregate principal amount of Notes that were converted into such shares.

CONVERSION

            The holder of any Note has the right, exercisable at any time after 90 days following the date of original issuance thereof and prior to the close of business (New York time) on the Business Day immediately preceding the maturity date of the Notes, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000; provided that a holder of a Note may convert such Note only in whole to the extent a conversion in part would reduce the principal amount thereof to an amount less than $25,000) into Common Stock at a conversion price of $3.0516 per share of Common Stock (the "Conversion Price"), except that if a Note is called for redemption, the conversion right will terminate at the close of business (New York time) on the Business Day immediately preceding the redemption date. The Conversion Price of the Notes shall be reduced on a specified date to the lower of (a) the previously applicable Conversion Price or (b) the Market Price for the Common Stock on a specified date; provided, however, in no event shall the Conversion Price be reduced below $1.5258. In the event that the Company cannot convert the Notes into Common Stock in excess of the Nasdaq Cap (as defined below), the Note holders will be entitled to a Cap Payment (as defined below) upon conversion.

            To convert a Note, a holder must (1) complete and sign a notice of election to convert (a "Conversion Notice") substantially in the form set forth in the Indenture (copies of which are available from the Conversion Agent in New
York), (2) deliver the Conversion Notice and the Note to be converted to a Conversion Agent in New York, (3) furnish appropriate endorsements or transfer documents if required by the Registrar or such Conversion Agent and (4) pay any transfer or similar tax, if required. Upon conversion, no adjustment or payment will be made for interest, Liquidated Damages, dividends or distributions, but if any holder surrenders a Note for conversion after the close of business on the record date for the payment of an installment of interest and Liquidated Damages and prior to the opening of business on the next interest payment date, then, notwithstanding such conversion, the interest and Liquidated Damages payable on such interest payment date will be paid to the registered holder of such Note on such record date. In such event, such Note, when surrendered for conversion, must be accompanied by payment in funds acceptable to the Company of an amount equal to the interest and Liquidated Damages payable on such interest payment date on the portion so converted. The number of shares of Common Stock issuable upon conversion of a Note is determined by dividing the principal amount of the Note converted by the Conversion Price in effect on the Conversion Date. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

            As soon as practicable after the Conversion Date (subject to the expiration of any required waiting period following any required filing pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), the Company will deliver directly to the holder through a Conversion Agent a certificate for the number of whole shares of Common Stock issuable upon the conversion and a check for any fractional share determined pursuant to the Indenture. The person or entity in whose name the certificate is registered shall become the shareholder of record on the Conversion Date and, as of such date, such person's or entity's rights as a Noteholder with respect to the converted Note shall cease.


            The Conversion Price is also subject to adjustment upon the occurrence of certain events, including: (i) the issuance of Common Stock as a dividend or distribution to holders of Common Stock; (ii) the subdivision, reclassification or combination of the outstanding Common Stock, (iii) the issuance to substantially all holders of Common Stock or rights or warrants to subscribe for or purchase Common Stock at a price per share, or securities convertible into Common Stock at a conversion price per share, less than the then Current Market Price per share, as defined; (iv) the distribution of Capital Stock of the Company (other than Common Stock), evidences of indebtedness or other assets (excluding cash dividends out of current or retained earnings, except as described in clause (v) below) to all holders of Common Stock; (v) the distribution, by dividend or otherwise, of cash to all holders of Common Stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its Common Stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments (as defined) in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the Current Market Price per share (determined as set forth below) on the date fixed for the determination of shareholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date; (vi) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by the Company or any of its Subsidiaries for shares of Common Stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for shares of Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the Current Market Price per share (determined as set forth below) on the expiration of such tender offer or the date of payment of such negotiated transaction consideration times the number of shares of Common Stock outstanding on such date; and (vii) the distribution to substantially all holders of Common Stock of rights or warrants to subscribe for securities (other than those securities referred to in clause (iii) above). In the event of a distribution to substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's capital stock (other than those securities referred to in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a Note who converts such Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

            The Company shall not be obligated to issue upon conversion of the Notes, the number of shares, if any, as would exceed the difference between (i) 19.9% of the number of shares of the Company's Common Stock outstanding as of the date hereof and (ii) the number of Placement Agent Shares (such difference hereinafter referred to as the "Nasdaq Cap"), if issuing such shares would constitute a breach of the Company's obligations under its agreements with the National Association of Securities Dealers, Inc. ("NASD") or the Nasdaq Stock Market, Inc. or the rules and regulations promulgated thereby (collectively, the "Nasdaq Rules"). As long as the issuance of any shares of Common Stock exceeding the Nasdaq Cap would constitute such a breach of the Company's obligations under the Nasdaq Rules, if any Notes are submitted for conversion, the holders of such Notes shall receive, to the extent of the Notes or portion of the Note or Notes not converted in accordance with the preceding sentence, in lieu of effecting such conversion, a cash payment (the "Cap Payment") in an amount equal to 100% of the principal amount thereof or of such portion thereof, together with accrued and unpaid interest and Liquidated Damages for such amount or such portion thereof, if any, to the date the Cap Payment is made, plus the Applicable Amount for the Notes or portion of the Note or Notes not converted. Payment of the Cap Payment shall be made no later than one business day after the date the holder has submitted a properly completed Conversion Notice (the "Conversion Notice Date"), and shall bear interest daily thereafter at the rate of 7 1/2% (the interest rate on the Notes) per day until paid. The Nasdaq Cap shall be proportionately and equitably adjusted in the event of stock splits, stock dividends, reverse stock splits, reclassifications or other such events, in such manner as the Board of Directors of the Company shall reasonably determine.

            Subject to compliance by the Company with the covenants set forth in the Indenture, if the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into any person or transfers or leases all or substantially all its assets, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the Notes would have owned immediately after the transaction if the holders had converted the Notes immediately prior to the effectiveness of such transaction.

            The Indenture also provides that if rights, warrants or options expire unexercised, the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

            In the Indenture, the "Current Market Price" for the Common Stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of (i) 30 consecutive Business Days ending on the last full Trading Day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such other distribution or such negotiated transaction through such last full Trading Day prior to the time of determination.

            "Excess Payment" means the excess of (A) the aggregate of the cash and fair market value of other consideration paid by the Company or any of its Subsidiaries with respect to the shares acquired in the tender offer or other negotiated transaction over (B) the Daily Market Price on the Trading Day immediately following the completion of the tender offer or other negotiated transaction multiplied by the number of acquired shares.

            The Company from time to time may to the extent permitted by law reduce the Conversion Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as it deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

MERGER, CONSOLIDATION OR SALE OF ASSETS

            The Indenture provides that the Company may not consolidate or merge with or into any person (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets unless (i) (a) the Company is the surviving or continuing corporation or (b) the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the corporation formed by or surviving any such consolidation or merger (if other than the Company) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the

Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture; (iii) such sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets shall be as an entirety or virtually as an entirety to one corporation; (iv) immediately after such transaction no Default or Event of Default exists; and (v) the Company or such corporation shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

REPORTS

            Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Trustee and the holders of Notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's certified independent auditors.

EVENTS OF DEFAULT AND REMEDIES

            The Indenture provides that each of the following constitutes an "Event of Default": (i) default for 30 days in the payment when due of interest or Liquidated Damages on the Notes; (ii) default in payment when due of principal on the Notes or of the Cap Payment in respect of the Notes; (iii) failure by the Company to comply with the provisions described under "Designated Event"; (iv) failure by the Company for 60 days after the receipt of written notice to comply with certain other covenants and agreements contained in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Material Subsidiaries (or the payment of which is guaranteed by the Company or any of its Material Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date on which the Notes are first authenticated and issued, which default (a) is caused by a failure to pay when due principal of or interest or Liquidated Damages on such Indebtedness within the grace period provided for in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity without such acceleration being rescinded or annulled and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $3,000,000 or more; (vi) failure by the Company or any Material Subsidiary of the Company to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $3,000,000, which judgments are not stayed within 60 days after their entry; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries.

            If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

            By notice to the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the Designated Event Payment or interest or Liquidated Damages on, or the principal of the Notes.

            The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

TRANSFER AND EXCHANGE

            A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar or the Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to exchange or register the transfer of any Note selected for redemption. Also, the Company is not required to exchange or register the transfer of any Note for a period of 15 days before a selection of Notes to be redeemed.

            The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

            Except as provided in the next succeeding paragraph, the Indenture or the Notes may be amended or supplemented with the written consent of the holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the written consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

            Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting holder of Notes) (i) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes,
(iii) reduce the rate of or change the time for payment of interest on any Note,
(iv) waive a default in the payment of principal of or interest or Liquidated Damages on any Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest or Liquidated Damages on the Notes, (vii) waive a redemption payment payable on any Note, (viii) impair the right to convert the Notes into Common Stock, (ix) modify the conversion provisions of the Indenture in a manner adverse to the holders of the Notes or (x) make any change in the foregoing amendment and waiver provisions.

            Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act of 1939 (15 U.S. Code ss.ss. 77aaa-77bbbb), as amended.

GOVERNING LAW

            The Indenture and the Notes are governed by, and shall be construed in accordance with, the law of New York.

CONCERNING THE TRUSTEE

            The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

            The holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

REPLACEMENT OF THE NOTES

            Any Note that becomes mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the Trustee of such Note or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, an indemnity satisfactory to the Company and the Trustee may be required at the expense of the holder of such Note before a replacement Note will be issued.

CERTAIN DEFINITIONS

            Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

            "APPLICABLE AMOUNT" means the sum of (i) the product of the number of shares that would have been issued upon conversion of the Note or Notes but for the occurrence of the Nasdaq Cap multiplied by a positive difference, if any, between (a) the average of Daily Market Prices for the five consecutive Business Days ending on the last full Trading Day on the exchange or market referred to in determining such Daily Market Prices immediately prior to the Conversion Notice Date and (b) the Conversion Price on the Conversion Notice Date; plus (ii) any such adjustment that would have been made for any fractional interest upon conversion; plus (iii) an amount equal to 5% of the aggregate principal amount of the Note or Notes submitted for conversion.

            "BANK CREDIT AGREEMENT" means, with respect to the Company or any Subsidiary, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, other borrowings (including term loans), receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

            "BUSINESS DAY" means any day that is not a Legal Holiday.

            "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of equity interests in any entity, including, without limitation, corporate stock and partnership interests.

            "CONVERSION AGENT" means any person authorized by the Company to convert any Notes.

            "CONVERSION DATE" means the date on which the holder satisfies all requirements for conversion set forth in the Notes.

            "DEFAULT" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

            "INDEBTEDNESS" means, with respect to any person, all obligations, whether or not contingent, of such person (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of such person which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) which provides that such person is contractually obligated to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed or guaranteed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets and (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

            "LEGAL HOLIDAY" means a Saturday, Sunday or a day on which banking institutions in the State of New York or Luxembourg are not required to be open.

            "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

            "LIQUIDATED DAMAGES" means any liquidated damages payable pursuant to the Registration Rights Agreement.

            "MARKET PRICE" per share of Common Stock on any date shall be deemed to be the average of the Daily Market Prices for the five consecutive Business Days ending on the last full Trading Day on the exchange or market referred to in determining such Daily Market Prices occurring immediately prior to the date of determination.

            "MATERIAL SUBSIDIARY" means any Subsidiary of the Company which at the date of determination is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).

            "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

            "PAYING AGENT" means any person authorized by the Company to pay the principal of or interest or Liquidated Damages on any Notes on behalf of the Company.

            "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

            "PMA APPROVAL" means the written letter or order indicating pre-market approval for the SENTINEL 2010 Model ICD issued by the FDA, which letter or order authorizes the Company to market and sell the SENTINEL 2010 Model ICD with substantially the same level of product characteristics as set forth in the related pre-market application dated June 21, 1997, as amended through the date of the Indenture, and without limiting the number of SENTINEL 2010 Model ICDs that can be sold.

            "REGISTRAR" means any person authorized by the Company to (i) maintain the register, subject to such reasonable regulations as the Company may prescribe, in which the Company shall provide for the registration, exchange and transfer of any Notes, and (ii) effectuate the exchange or transfer of any Notes on behalf of the Company.

            "SECURED FUNDED INDEBTEDNESS" means, with respect to any Person, all Secured Indebtedness of such Person; PROVIDED, HOWEVER, Secured Funded Indebtedness shall not include Secured Indebtedness incurred pursuant to one or more Bank Credit Agreements.

            "SECURED INDEBTEDNESS" means, with respect to any Person, any Indebtedness of such Person that is secured in any manner by any Lien or any property.


            "SENTINEL 2010 MODEL ICD" means the SENTINEL 2010 Model implantable cardioverter-defibrillator product manufactured by the Company and identified in the pre-market approval application of the Company dated June 21, 1997.


            "SUBSIDIARY" of a person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof.

            "TRANSFER AGENT" means any person authorized by the Company to effectuate the exchange or transfer of any Notes on behalf of the Company.


                             VALIDITY OF SECURITIES

         The validity of the Shares and the Notes offered hereby will be passed upon for the Company by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota. The binding nature of the obligations contained in the Notes offered hereby will be passed upon for the Company by Morrison & Foerster LLP, San Francisco, California.


                                     EXPERTS

            The consolidated financial statements of the Company as of July 31, 1997 and 1996, and for each of the years in the three-year period ended July 31, 1997, incorporated by reference in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Such consolidated financial statements have been incorporated by reference in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on the consolidated financial statements of the Company issued at future dates and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in this Prospectus in reliance upon their report and said authority.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The table below sets forth the estimated expenses (except the SEC registration fee, which is an actual expense) in connection with the offer and sale of the shares of Common Stock of the registrant covered by this Registration Statement.

             SEC registration fee.....................................$7,972
             Fees and expenses of counsel for the Company.............60,000
             Fees and expenses of accountants for the Company..........2,500
             Miscellaneous............................................75,000
                                                                    --------
                  *Total............................................$145,472


-----------------------

* None of the expenses listed above will be borne by the Selling
Securityholders.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. The Company's Restated Articles of Incorporation also require the Company to provide indemnification to the fullest extent of the Minnesota indemnification statute.

            Article V of the Company's Amended Bylaws provides that each director, officer, employee or agent, past or present, of the Company, and each person who serves or may have served at the request of the Company as a director, officer employee or agent of another corporation or employee benefit plan, and their respective heirs, administrators and executors, shall be indemnified by the Company in accordance with, and to the fullest extent permissible by, applicable state law.

            The Company maintains directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

            Pursuant to written agreements between the respective Selling Securityholders and the Company, the directors and officers of the Company are indemnified by such Selling Securityholders against certain civil liabilities that they may incur under the Securities Act in connection with this Registration Statement and the related Prospectus.

ITEM 16.          EXHIBITS

            4.1 Amended Specimen Form of the Company's Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 (File No. 333-04993)).

            4.2 Articles of Merger, including Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3A to the Company's Registration Statement on Form 8-A registering the Common Stock (File No. 0-17019)).

            4.3 Amendment to the Company's Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit
                        4.3 to the Company's Registration Statement on Form S-3 (File No. 333-36005)).


            4.4 Amendment to the Company's Amended and Restated Articles of Incorporation.*


            4.5 Amended Bylaws of the Company (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3 (File No. 333-04993)).


            4.6 Indenture, dated as of April 14, 1998, between the Company and U.S. Bank National Association, as Trustee.*


            4.7 Form of 7 1/2% Senior Convertible Notes due 2003 (included in Exhibit 4.6).


            4.8 Registration Rights Agreement, dated as of April 14, 1998, between the Company and the subscribers named on the signature pages thereof.*

            4.9         Form of Subscription Agreement.*

            4.10 Form of Warrant Agreement between the Company and HSBC Securities, Inc., dated as of April 14, 1998.*

            4.11 Form of Warrant Agreement between the Company and Prudential Securities Incorporated, dated as of April 14, 1998.*

            4.12 Warrant dated as of March 11, 1998 to purchase 727,500 shares of Common Stock of the Company held by RGC International Investors, LDC.*

            4.13 Securities Purchase Agreement dated as of March 11, 1998 between the Company and RCG International Investors, LDC.*


            5.1 Opinion and Consent of Oppenheimer Wolff & Donnelly LLP (filed herewith).

            5.2 Opinion and Consent of Morrison & Foerster LLP (filed herewith).


            12.1        Computation of Ratio of Earnings to Fixed Charges.


            23.1        Consent of KPMG Peat Marwick LLP (filed herewith).

            23.2        Consent of Oppenheimer Wolff & Donnelly LLP (see Exhibit
                        5.1).

            23.3        Consent of Morrison & Foerster LLP (see Exhibit 5.2).


            24.1        Power of Attorney.*

            25.1        Statement of Eligibility of Trustee (Form T-1).*

* As previously filed.

ITEM 17.          UNDERTAKINGS.

(a)         The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered ) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on July 30, 1998.


                                       ANGEION CORPORATION


                                       By  /s/ Peg O. Norris
                                           Peg O. Norris
                                           Corporate Controller and Principal
                                           Accounting Officer

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on July 30, 1998 in the capacities indicated.


               SIGNATURE                                   TITLE


      /s/     *                                 Chairman of the Board, President
      Whitney A. McFarlin                       Executive Officer (principal
                                                executive and financial officer)


      /s/ Peg O. Norris                         Corporate Controller
      Peg O. Norris                             (principal accounting officer)


      /s/     *                                 Director
      Arnold A. Angeloni

      /s/     *                                 Director
      Dennis E. Evans

      /s/     *                                 Director
      Lyle D. Joyce, M.D., Ph.D.

      /s/     *                                 Director
      Joseph C. Kiser, M.D.

      /s/     *                                 Director
      Donald D. Maurer

      /s/     *                                 Director
      Glen Taylor

*By /s/ Peg O. Norris
   Peg O. Norris
   Attorney-in-Fact

      NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, OTHER THAN THOSE MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------


                               TABLE OF CONTENTS

                                                          PAGE
                                                          ----

Available Information ....................................  3
Incorporation of Certain Documents by
  Reference ..............................................  3
The Company ..............................................  5
Risk Factors .............................................  6
Ratio of Earnings to Fixed Charges ....................... 20
Use of Proceeds .......................................... 20
Selling Securityholders .................................. 21
Plan of Distribution...................................... 22
Description of Securities to be Registered ............... 26
Validity of Securities ................................... 41
Experts .................................................. 41

                               ANGEION CORPORATION
                EXHIBIT INDEX TO FORM S-3 REGISTRATION STATEMENT



           ITEM
            NO.            DESCRIPTION OF EXHIBIT AND METHOD OF FILING
            ---            -------------------------------------------

            4.1 Amended Specimen Form of the Company's Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 (File No. 333-04993)).

            4.2 Articles of Merger, including Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3A to the Company's Registration Statement on Form 8-A registering the Common Stock (File No. 0-17019)).

            4.3 Amendment to the Company's Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit
                        4.3 to the Company's Registration Statement on Form S-3 (File No. 333-36005)).


            4.4 Amendment to the Company's Amended and Restated Articles of Incorporation.*


            4.5 Amended Bylaws of the Company (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3 (File No. 333-04993)).


            4.6 Indenture, dated as of April 14, 1998, between the Company and U.S. Bank National Association, as Trustee.*


            4.7 Form of 7 1/2% Senior Convertible Notes due 2003 (included in Exhibit 4.6).


            4.8 Registration Rights Agreement, dated as of April 14, 1998, between the Company and the subscribers named on the signature pages thereof.*

            4.9         Form of Subscription Agreement.*

            4.10 Form of Warrant Agreement between the Company and HSBC Securities, Inc., dated as of April 14, 1998.*

            4.11 Form of Warrant Agreement between the Company and Prudential Securities Incorporated, dated as of April 14, 1998.*

            4.12 Warrant dated as of March 11, 1998 to purchase 727,500 shares of Common Stock of the Company held by RGC International Investors, LDC.*

            4.13 Securities Purchase Agreement dated as of March 11, 1998 between the Company and RCG International Investors, LDC.*


            5.1 Opinion and Consent of Oppenheimer Wolff & Donnelly LLP (filed herewith).

            5.2 Opinion and Consent of Morrison & Foerster LLP (filed herewith)


            12.1        Computation of Ratio of Earnings to Fixed Charges.


            23.1        Consent of KPMG Peat Marwick LLP (filed herewith).

            23.2        Consent of Oppenheimer Wolff & Donnelly LLP (see Exhibit
                        5.1).

            23.3        Consent of Morrison & Foerster LLP (see Exhibit 5.2)


            24.1        Power of Attorney.*

            25.1        Statement of Eligibility of Trustee (Form T-1).*

* As previously filed.